UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: March 21, 2007

CHINA KANGTAI CACTUS BIO-TECH, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-33097	87-0650263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

No. 99 Taibei Road Limin Economy and Technology Developing District Harbin, P.R.C.	150025
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (86) 451-57351189 ext 126

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 21, 2008, China Kangtai Cactus Bio-Tech, Inc., a Nevada corporation (the “Company”) entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with T Squared Investments LLC (the “Investor”) to sell in a private placement to the Investor for an aggregate purchase price of $500,000, (i) 833,333 shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) for $0.60 per share (the “Shares”), (ii) warrants to purchase up to 1,250,000 shares of Company’s common stock exercisable for a period of three years at an exercise price of $0.75 per share (the “A Warrants”) or an aggregate exercise price of $937,500 if all of the A Warrants were exercised, and (iii) warrants to purchase up to 1,500,000 shares of Company’s common stock exercisable for a period of three years at an exercise price of $1.00 per share (the “B Warrants”), or an aggregate exercise price of $1,500,000 if all of the B Warrants were exercised. The Company issued the Shares, the A Warrants and B Warrants on the same day.

The Company also entered into a Registration Rights Agreement with the Investor, pursuant to which the Company is obligated to file a registration statement registering the resale of the Shares and Common Stock issuable upon the exercise of the A Warrants and B Warrants.

Westernking Financial Service acted as the sole placement agent in the transaction, and will receive a fee of $30,000 (6% of the gross proceeds).

Copies of the Securities Purchase Agreement, the A Warrants and B Warrants and the Registration Rights Agreement described above are filed as exhibits herewith and the above summary of the agreements is qualified in its entirety by reference to such agreements, which are incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities

As described in more detail in Item 1.01 of this Report on Form 8-K, on March 21, 2008, the Company issued to the Investor the Shares, the A Warrants and the B Warrants. The issuance of the shares of Common Stock described in the preceding sentence is exempt from registration under the Securities Act of 1933 (the “Act”) by reason of the exemption provided by Section 4(2) of the Act for a transaction not involving a public offering.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In order to facilitate the closing of the transactions contemplated by the Purchase Agreement described under Item 1.01 above, the Company approved and adopted a Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”), which became effective upon filing with the Secretary of State of Nevada on March 21, 2008. The following description of the Series A Preferred Stock is only a summary and is qualified in its entirety by reference to the Certificate of Designation filed herewith as Exhibit 10.2 and incorporated herein by reference.

Liquidation Preference. Upon any liquidation, dissolution or winding-up of the Company, the holders of the Series A Preferred Stock shall received 100% of the original offering price before any distribution is made to the holders of any securities junior to the Series A Preferred Stock.

Voluntary Conversion. Each share of Series A Preferred Stock may be converted at any time at the option of the holder into one share of the Company’s common stock, subject to certain adjustments.

Automatic Conversion. In the event of a change of control of the Company the outstanding shares of Series A Preferred Stock shall automatically convert into shares of common stock at the initial ratio of one to one subject to certain adjustments.

Anti-Dilution Adjustment. The conversion price of the Series A Preferred Stock is subject to standard adjustments including adjustments for stock dividends, splits, combinations and similar recapitalization events. In addition, if the Company issues shares of its common stock, or securities convertible into its common stock, at a per share price less than the conversion price of the Series A Preferred Stock, the conversion price shall be subject to broad based weighted average price adjustments.

Other Price Adjustments. If the Company does not meet certain earning per share targets, the conversion price of the Series A Preferred stock shall be subject to a downward adjustment.

Voting. The Series A Preferred Stock has no voting rights.

Dividends. The Series A Preferred Stock is not entitled to dividend. No dividends shall be payable to the common stock of the Company so long as any shares of Series A Preferred Stock is outstanding.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Preferred Stock Purchase Agreement dated as of March 21, 2008 by and between the Company and T Squared Investments LLC.

10.2	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock as filed with the Secretary of State of Nevada on March 21, 2008.

10.3	Registration Rights Agreement dated as of March 21, 2008 by and between the Company and the Investors named therein.

10.4	Common Stock Purchase Warrant “A”

10.5	Common Stock Purchase Warrant “B”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

CHINA KANGTAI CACTUS BIO-TECH, INC.

By:	/s/ JINJIANG WANG
President, Chief Executive Officer, Director and Principal Executive Officer

Date: March 26, 2008